EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-41788, 333-41786, 333-116671, 333-146677 and 333-153357) and Form S-3 (File Nos. 333-40124, 333-57060, 333-127205, 333-127449, 333-140541, 333-145841, 333-145927, 333-148751, 333-152225 and 333-152618) and Form S-1 (File No. 333-163612) of IA Global, Inc., of our report dated July 14, 2010 relating to the consolidated financial statements, of IA Global, Inc. and Subsidiaries as of March 31, 2010 and 2009 and for the years ended March 31, 2010 and 2009, the transition period for the three months ended March 31, 2008, and for the year ended December 31, 2007, which report appears in this annual report on Form 10-K of IA Global, Inc.

/s/ Sherb & Co., LLP

Sherb & Co., LLP

Certified Public Accountants

New York, New York

July 14, 2010